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Exhibit 10-mm

FIRST AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT

         THIS FIRST AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT, dated as of December 21, 2001 (this "Amendment" ), is by and among ADC Receivables Corp. I, a Minnesota corporation ( "Seller" ), ADC Telecommunications, Inc., a Minnesota corporation ( "Servicer" ), Blue Ridge Asset Funding Corporation, a Delaware corporation ( "Blue Ridge" ), and Wachovia Bank, N.A., as agent for Blue Ridge and its assigns under the Transaction Documents and under the Liquidity Agreement (the "Agent" ), and pertains to the Receivables Purchase Agreement dated as of December 12, 2001 amongst the parties hereto (as heretofore and hereby amended, the "Purchase Agreement" ). Unless otherwise defined in this Amendment capitalized terms used herein shall have the meanings assigned to such terms in the Purchase Agreement.

PRELIMINARY STATEMENTS

  WHEREAS, the Seller wishes to make certain amendments to the Purchase Agreement; and

           WHEREAS, the Agent and Blue Ridge are willing to agree to such amendments.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

          1.    Amendments.

          (a)  Section 7.2 is hereby amended by adding the following new clause (j) immediately at the end thereof:

            (j)    ADC Telecom shall not divest any of its businesses unless ADC Telecom receives fair market value consideration for the Receivables relating to the divested business.

          (b)  Section 9.1(h) is hereby amended and restated in its entirety to read as follows:

            (h)  As at the end of any Calculation Period:

                (i)  the three-month rolling average Delinquency Ratio shall exceed 5.60%,

              (ii)  the three-month rolling average Default Ratio shall exceed 4.70%, or

              (iii)  the three-month rolling average Dilution Ratio shall exceed 9.85%

          (c)  Exhibit I is hereby amended by amending and restating the following definitions in their entirety.

    "Calculation Period" means a fiscal month of the Servicer.

             "Default Horizon Ratio" means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (i) the product of the aggregate sales generated by the Originators during the five Calculation Periods ending on such Cut-Off Date and the product of (A) 150 divided by the sum of the number of weeks in the most recent five Accounting Periods and (B) seven, by (ii) the Net Pool Balance as of such Cut-off Date.

             "Default Ratio" means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (x) the ratio of the total amount of Receivables which became Defaulted Receivables during the Calculation Period that includes such Cut-Off Date by the Accounting Period that includes such Cut-Off Date, by (y) the aggregate sales generated by the Originators during the Calculation Period occurring five months prior to the Calculation Period ending on such Cut-Off Date by the Accounting Period occurring five months prior to the Calculation Period ending on such Cut-Off Date.

             "Defaulted Receivable" means a Receivable: (i) as to which the Obligor thereof has suffered an Event of Bankruptcy and such Event of Bankruptcy has not been discharged; (ii) which, consistent with the Credit and Collection Policy, would be written off Seller's books as uncollectible; or (iii) as to which any payment, or part thereof, remains unpaid for a 121 days or more from the original due date for such payment.

             "Delinquent Receivable" means a Receivable as to which any payment, or part thereof, remains unpaid for 91 days from the original due date for such payment.

             "Dilution Horizon Ratio" means, as of any Cut-off Date, a ratio (expressed as a decimal), computed by dividing (i) the aggregate sales generated by the Originators during the two (2) Calculation Periods ending on such Cut-Off Date and the ratio of (A) 60 and (B) the product of (a) the sum of the two most recent Accounting Periods and (b) seven (7), by (ii) the Net Pool Balance as of such Cut-Off Date.

             "Dilution Ratio" means, as of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (i) the ratio of the total amount of decreases in Outstanding Balances due to Dilutions during the most recent Calculation Periods ending on such Cut-Off Date by the Accounting Period that includes such Cut-Off Date, by (ii) the aggregate sales generated by the Originators during the Calculation Period 2 months prior to the Calculation Period ending on such Cut-Off Date and the Accounting Period occurring two months prior to the Calculation period ending on such Cut-Off Date.

             "Facility Account" means Seller's account no. 1103365 at Bank One, N.A.

             "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations and Off Balance Sheet Obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, (vii) Contingent Obligations and (viii) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

             "Loss Reserve" means, for any Calculation Period, the product (expressed as a percentage) of (a) 2, times (b) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.

             "Obligor Concentration Limit" means, at any time, in relation to the aggregate Outstanding Balance of Receivables owed by any single Obligor and its Affiliates (if any), the applicable concentration limit shall be determined as follows for Obligors who have short term unsecured debt ratings currently assigned to them by S&P and Moody's (or in the absence thereof, the equivalent long term unsecured senior debt ratings), the applicable concentration limit shall be determined according to the following table:

S&P Rating	Moody's Rating	Allowable % of Eligible Receivables
A-1+	P-1	10%
A-1	P-1	8%
A-2	P-2	6%
A-3	P-3	5%
Below A-3 or Not Rated by either S&P or Moody's	Below P-3 or Not Rated by either S&P or Moody's	5%

      ; provided, however, that (a) if any Obligor has a split rating, the applicable rating will be the lower of the two, (b) if any Obligor is not rated by either S&P or Moody's, the applicable Obligor Concentration Limit shall be the one set forth in the last line of the table above, and (c) subject to satisfaction of the Rating Agency Condition and/or an increase in the percentage set forth in clause (a)(i) of the definition of "Required Reserve," upon Seller's request from time to time, the Agent may agree to a higher percentage of Eligible Receivables for a particular Obligor and its Affiliates (each such higher percentage, a "Special Concentration Limit" ), it being understood that any Special Concentration Limit may be cancelled by the Agent upon not less than five (5) Business Days' written notice to the Seller Parties. The following Obligors have the following Special Concentration Limits: AT&T-14%, Verizon Communications-10%, SBC Communications, Inc.-3%, Adelphia Communications Corporation-5%

    "Purchase Limit" means $160,000,000.

             "Required Reserve Factor Floor" means, for any Calculation Period, the sum (expressed as a percentage) of (a) 33% plus (b) the product of the Adjusted Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date.

             "Settlement Date" means (A) the 2nd Business Day after each Monthly Reporting Date, and (B) the last day of the relevant Interest Period in respect of each Receivable Interests funded through a Liquidity Funding.

          (d)  The definition of "Eligible Receivable" is hereby amended, by amending and restating clauses (v) and (xix) and adding a new sentence immediately at the end thereof, each to read as follows:

            (v)  which by its terms is due and payable within 30 days of the original billing date therefor and has not had its payment terms extended more than once,

          (xix)  the Obligor of which has not suffered an Event of Bankruptcy.

Notwithstanding anything herein to the contrary, the Outstanding Balance of Eligible Receivables, as of any date of determination shall be reduced by (i) the Stock Rotation Amount and (ii) the calculated Sales Discount Reserve as of the most recent Cut-Off Date.

            (e)  Exhibit I is hereby amended by adding the following new definitions in the proper alphabetical order:

             "Accounting Cycle" means the monthly closing date of the Servicer as provided in Schedule B attached hereto.

             "Accounting Period" means the number of weeks in the most recent Accounting Cycle.

             "Minority and Women Owned Businesses" means and includes, but is not limited to, Candence Design, Cherokee Nation Industries, Optical Data and Telco Buy.

             "Minority and Women-Owned Business Concentration Limit" means, at any time, in relation to the aggregate Outstanding Balance of Receivables owned by any MWOB, the applicable concentration limit for such MWOB shall be 2%.

             "Off Balance Sheet Obligations" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). The interest component of Off Balance Sheet Obligations shall mean in the case of a lease, those monetary obligations which would, in accordance with GAAP, be treated as interest if such lease was a Capital Lease, and in all other cases shall be the amount which would be characterized as interest upon the insolvency or bankruptcy of such Person.

             "Sales Discount Reserve" means an amount equal to the product of (i) 1.25% and (ii) the balance of the current agings for all customer allowed sales discounts.

             "Stock Rotation" means goods sold which have been returned pursuant to the applicable contract between the Obligor and the Originator determined as of the last day of any fiscal quarter, in all cases for the four fiscal quarters ending on that date.

             "Stock Rotation Amount" means an amount equal to the product of (i) 1.25% and (ii) the invoiced amount of Stock Rotation.

        2.    Representations and Warranties.    In order to induce Blue Ridge and the Agent, on behalf of the other Purchasers, to enter into this Amendment, each of the Seller Parties hereby represents and warrants to Blue Ridge and the Agent, as follows:

          (a)  The execution and delivery by such party of this Amendment, and the performance of its obligations under the Purchase Agreement as amended hereby, are within such party's organizational powers and authority and have been duly authorized by all necessary organizational action on its part;

          (b)  This Amendment has been duly executed and delivered by such party, and the Purchase Agreement, as amended hereby, constitutes such party's legal, valid and binding obligation, enforceable against such party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and

          (c)  As of the date hereof, no event has occurred and is continuing that will constitute an Amortization Event or an Unmatured Amortization Event.

        3.    Conditions Precedent.    This Amendment shall become effective as of the date first above written upon:

          (a)  execution and delivery to the Agent of a counterpart hereof by each of the parties hereto, and

          (b)  execution and delivery to the Agent of a counterpart of an amended and restated Fee Letter by each of the parties thereto.

        4.    Miscellaneous.

          (a)    CHOICE OF LAW.    THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

          (b)    Counterparts.    This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

          (c)    Ratification of Purchase Agreement.    Except as expressly amended hereby, the Purchase Agreement remains unaltered and in full force and effect and is hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date hereof.

ADC RECEIVABLES CORP. I
By:	/s/ GOKUL V. HEMMADY
Name:	Gokul V. Hemmady

Title:	Vice President and Treasurer

ADC TELECOMMUNICATIONS, INC.
By:	/s/ GOKUL V. HEMMADY
Name:	Gokul V. Hemmady

Title:	Vice President and Treasurer

[Seller/Servicer First Amendment to RPA Signature Page]

BLUE RIDGE ASSET FUNDING CORPORATION
By:	WACHOVIA BANK, N.A., ITS ATTORNEY IN FACT
By:	/s/ VICTORIA DUDLEY
Name:	Victoria Dudley
Title:	Managing Director
WACHOVIA BANK, N.A., as a Liquidity Bank and as Agent
By:	/s/ KENNY KARPOWICZ
Name:	Kenny Karpowicz
Title:	Vice President

[Blue Ridge/Wachovia First Amendment to RPA Signature Page]

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  Exhibit 10-mm
FIRST AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT
PRELIMINARY STATEMENTS